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                                                                    EXHIBIT 99.1

          Consent of Chevron Corporation

          October 27, 1999



          Chevron Corporation provides permission for use of the following quote for use in GetThere.com's S1 document to be filed with the United States Security and Exchange Commission.

          "Our research suggested that ease-of-use was essential to the adoption of an online travel solution and GetThere.com met our needs. We hope to have the majority of our travelers using the system in the future."

                      --Nancy Godfrey, Travel Administration Manager, Chevron
                        Corporation.


                      /s/ Nancy Godfrey

                        --------------------------------------------------------
                          Nancy Godfrey, Travel Administration Manager,
                          Chevron Corporation